Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in this Form 10-K of our reports dated September 22, 2010, on our audits of the financial statements of Asia Document Transition, Inc. as of June 30, 2010 and for the year ended June 30, 2010 and as of June 30, 2009 and for the year ended June 30, 2009.

/s/ Paritz & Co.

Hackensack, NJ
September 29, 2010